Press Release                           Source: Tornado Gold International Corp.


TORNADO GOLD CONTRACTS PRJ GEOPHYSICS TO CONDUCT SURVEY ON NT GREEN PROPERTY Tuesday October 25, 9:30 am ET

RENO, Nev.--(BUSINESS WIRE)--Oct. 25, 2005--Tornado Gold International Corp. (OTCBB: - News; The Company) has contracted PRJ Geophysics to conduct an aeromagnetic survey on the Company's NT Green property in Lander County, Nevada.

Dr. Earl W. Abbott reports:

PRJ Geophysics will conduct an aeromagnetic survey from an ultra-light airplane platform. The survey will commence as soon as schedules permit. The property is comprised of about 5,300 acres located about 4 miles southwest of Placer Dome's recently discovered Cortez Hills and Pediment deposits (over 10 million ounces of gold) and about 8 miles south of Placer Dome's operating Pipeline group of mines (over 15 million ounces of gold). Mineralized structures that are along extensions of the Pipeline structures and are also parallel to the Cortez Hills-Pediment structures are identified on the property. Paleozoic sedimentary rocks are identified at the surface on the property that include both those of the lower plate (Robert Mountains Formation) and upper plate (Vinini Formation) of the Roberts Mountains thrust as well as sediments of the younger Paleozoic Overlap Sequence. Mineralization in the form of jasperoid containing low levels of gold has been discovered in Paleozoic rocks on the property. Igneous intrusive rocks are identified at the surface of the property in the form of dikes and at depth by geophysical means. Tertiary volcanic rocks overlie the Paleozoic rocks in places.

"We believe that the NT Green property is very prospective for the discovery of a large gold deposit," says Dr. Earl W. Abbott. Exploration is scheduled to begin this fall on the remaining four Nevada properties controlled by Tornado Gold, the nearly 5,000-acre Jack Creek property in Elko County, the 640-acre HMD property along the Northern Nevada Rift in Eureka county, Nevada, the 1,800-acre Goodwin Hill property 30 miles south of Placer Dome's Cortez Hills discovery in Lander County, and the 1,200-acre Wilson Peak property 10 miles northwest of the Jack Creek property (see news release dated October 3rd, 2005).

About Tornado Gold International Corp.

Tornado Gold focuses on the discovery of giant gold deposits (greater than 7M ounces). To that end we have chosen Nevada - one of the most prospective places on earth to find and exploit giant gold deposits. Our exceptional team of proven explorers utilizes unique, cutting-edge technology which we believe helps us to quickly and precisely target the areas on the earth where these giant deposits may lie undiscovered. Tornado Gold is headed by an experienced management team with decades of collective experience contributing to discoveries of significant ore-bodies.

Forward-Looking Statements: This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of the Company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. In evaluating such statements, prospective investors should review carefully various risks and uncertainties identified in this release and matters set forth in the Company's SEC filings. These risks and uncertainties could cause the Company's actual results to differ materially from those indicated in the forward-looking statements.

Tornado Gold International Corp. (OTC Bulletin Board:TOGI - News)
                                                     ----   ----


Contact:
     Tornado Gold International Corp.
     Dr. Earl W. Abbott
     (775) 852-3770
     info@tornadogold.com
     www.tornadogold.com


Source: Tornado Gold International Corp.